Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in this Registration Statement of ADDvantage Technologies Group, Inc. on Form S-3 of our report dated December 22, 2006, on the consolidated financial statements of ADDvantage Technologies Group, Inc. as of September 30, 2006, and for the year then ended, and to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hogan & Slovacek

Tulsa, Oklahoma
March 14, 2007